Exhibit 99.1

MEDIA CONTACT:

Kaveh Bakhtiari

847-484-4573

Kaveh.Bakhtiari@fbhs.com

FORTUNE BRANDS ELECTS IRIAL FINAN TO BOARD OF DIRECTORS, ANNOUNCES

RETIREMENT OF NORMAN H. WESLEY IN MAY 2019

DEERFIELD, Ill. – February 25, 2019 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced today that it has elected Irial Finan to its Board of Directors. He was elected by the Board at its February 21, 2019 meeting and his position is effective immediately. Additionally, the Company announced that Norman H. Wesley will retire from the Board of Directors on May 7, 2019.

“We are excited to welcome Mr. Finan to Fortune Brands’ Board of Directors. He is a well-respected and accomplished global business leader who brings a wealth of experience to our organization,” said David Thomas, non-executive Chairman, Fortune Brands. “His vast international experience in the consumer products industry is a true asset to help our organization towards continued success.”

Mr. Finan began his 37-year career at The Coca-Cola Company in 1981. During his tenure, he held key leadership roles including multiple finance and operational roles across Europe. In 1995, he was promoted to managing director of Molino Beverages with responsibility for expanding markets, including Ireland, Romania, Russia and Nigeria. From 2001 to 2003, he served as CEO of bottler Coca-Cola HBC, where he managed the merger integration of Coca-Cola Beverages PLC and Hellenic Bottling SA. He led these two combined Coca-Cola bottling operations in 26 countries. From 2004 until his retirement in 2018, he served as Executive Vice President of The Coca-Cola Company and President of Bottling Investments Group, the company-owned worldwide bottling operations. Mr. Finan has held roles on a number of boards, and actively sits on the boards of Coca-Cola Bottlers Japan Holdings Inc., Coca-Cola European Partners plc and Smurfit Kappa Group plc, as well as on the boards of several charitable and non-public organizations.

“Mr. Finan’s consumer products, brand building and international expertise and insights will further support our focus on driving shareholder value as we continue to grow,” said Chris Klein, chief executive officer, Fortune Brands. “With this latest addition to our Board, we are even better positioned to execute our business strategy with a focus on our consumer.”

The retirement of Mr. Wesley is marked by a long and well-respected tenure both at the predecessor company and on the current Board of Directors where he served as a member of the Audit Committee and Compensation Committee. He was Chairman and Chief Executive Officer of Fortune Brands, Inc. from December 1999 to January 2008. He joined the Board in 1999 until the spinoff of Fortune Brands Home & Security in 2011, when he transitioned to the current Board.

“We appreciate Mr. Wesley’s many contributions to the company through his commitment to add value and provide meaningful perspective based on his deep industry expertise,” said Thomas. “He has left an indelible mark on our organization and its strong position as it moves forward.”

“I will remain forever thankful for Mr. Wesley’s deep business insights, wisdom and support over many years, where he helped our business evolve and grow to what it is today,” said Klein. “With his support and engagement, we built – and continue to build – a great company with leading consumer home product brands and market positions around the world. I offer him my heartfelt wishes for this next chapter in his life.”

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon outdoor performance materials, and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

###

Source: Fortune Brands Home & Security, Inc.